Exhibit 10.1
RETIREMENT AND RELEASE AGREEMENT
This Retirement and Release Agreement (the “Agreement”) is executed this 22nd day of May, 2009 by Christopher Scott Bolin (“Bolin”). For purposes of this Agreement,, unless otherwise indicated, the term “the Company” or “McAfee” shall mean McAfee Inc., a Delaware Corporation, and its majority owned direct and indirect subsidiaries.
1.	I have decided to retire from my “at will” employment with the Company, effective 30 June, 2009. As consideration for my execution of this Agreement, I will serve in a non-employee advisory role from 1 July, 2009, through 30 Sept, 2010, , to facilitate a smooth transition from my role as the Executive Vice President and Chief Technology Officer.

2.	a. In exchange for the payment and benefit described in Section 4 hereof and offered to me by the Company, which I hereby acknowledge is above and beyond anything which the Company is legally obligated to provide to me, I (on behalf of myself and my successors and assigns) hereby release the Company and the officers, directors, employees, stockholders, affiliates, subsidiaries and legal successors and assigns of the Company, past and present, (“Released Parties”) from all claims, actions and causes of action, whether now known or unknown, which I now have, or at any other time had, or shall or may have against those Released Parties based upon, relating to or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring at any time up to and including the date I sign this Agreement, including, but not limited to, any claims for breach of express or implied contract, wages or benefits owed, covenants of fair dealing and good faith, interference with contract, option grants, wrongful discharge or termination, fraud, defamation, negligence, assault, battery, invasion of privacy, false imprisonment, civil conspiracy, duress, promissory or equitable estoppel, violation of public policy, retaliation, personal injury, breach of fiduciary duty, bad faith, infliction of emotional distress and employment discrimination or harassment of any type or retaliation based on any protected status (including, without limitation, national origin, race, age, sex, sexual orientation, disability, workers’ compensation status, or other protected category) or other discrimination, retaliation or harassment under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1871, the Family and Medical Leave Act of 1993 (“FMLA”), the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, (“ADA”), the Employee Retirement Income Security Act (“ERISA”), the Fair Labor Standards Act of 1938 (“FLSA”), the California Fair Employment and Housing Act, or any amendments to any of the above, or any other applicable federal, state or local law, statutes, regulations, ordinances, or other similar provisions and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements and the like. I understand that this waiver includes all rights under section 1542 of the Civil Code of the State of California which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have mate4rially affected his settlement with the debtor.” I acknowledge that I consciously intend these consequences even as to claims for damages that may exist as of the date this Agreement is executed that I do not know exist, and which, if known, would materially affect my decision to execute this Agreement, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause. I understand that this does not prohibit me from filing a lawsuit or from challenging the enforcement of this Agreement under the Older Workers Benefit Protection Act, nor does it prohibit me from filing a charge with or participating in any investigation of the EEOC or comparable state or local agency. To the fullest extent permitted by law, I agree that I will not file any lawsuit or other legal proceeding to assert any such claims. I further agree that in the event for any reason my release of claims contained herein as to any claims I might have or may have in the future is deemed unenforceable or void, I agree that I shall neither claim nor be entitled to receive, and hereby specifically waive, any benefit or proceeds arising out of such claim or claims.
b. The parties acknowledge and agree that nothing in this Section 2 constitutes a release or waiver of any rights I have to indemnification as an employee and /or officer of the Company pursuant to any indemnification agreement, the Company’s Articles of Incorporation or By-Laws , coverage under any applicable contract of insurance , or applicable law.
c. Other than for any violation of existing obligations of confidentiality or breaches of trust of which the Company is not aware, this Agreement acts to release Bolin from any claims which the Company may have against him for actions prior to the date of execution of this Agreement.
3.	In exchange for the payments described in paragraph 4, which I acknowledge and agree constitute good and sufficient consideration for the terms of this Agreement,, and in exchange for the parties’ mutual agreement to resolve any disputes about the scope of reasonable restrictions on my future activities that are necessary to protect the Company’s confidential information and trade secrets, I agree to the following :
a. From the date of my retirement (30 June, 2009) through 30 September, 2010), I will not knowingly participate (whether as an employee, consultant, proprietor, shareholder, owner, partner, director or otherwise), in providing services, advice, management, or other substantive assistance to a Competing Business worldwide, where the Company does business and was engaged in doing business during my employment. “Competing Business” means any person or entity that is engaged in a line of business that would displace or compete with the business of the Company including but not limited to the design, development, marketing, distribution, or sale of network management software, hardware or anti-virus network security software anywhere in the world.. Competing Businesses include but are not limited to: Cisco Systems (security business unit only) , Computer Associates, Dr. Ahn’s, Fortinet, Fsecure, Internet Security Systems, Intrusion Inc., Juniper, Panda, RSA, Sophos, Sourcefire, Symantec, Tipping Point, Trend Micro, Kaspersky, Microsoft, Big Fix, Utimaco, Checkpoint, GuardianEdge, PGP, WinMagic, Baracuda, Proofpoint, Websense, Ciphertrust, BlueCoat, EMC (Tablus), Vericept, IBM (ISS), Qualys, nCircle, Blindview, NetlQ, and SonicWall, or any successor entity thereof. Should an opportunity present itself for me to perform work or a project for any competitor described herein, I agree to submit a request in writing to the CEO of McAfee, outlining in sufficient detail the name of the entity and subject matter of the work or project planned, for the CEO to make a determination on whether to give a limited waiver of the restrictions of this Section 3.a. . It is understood and agreed that the granting or rejection of such a request for a limited waiver shall be and is in the sole discretion of the CEO of McAfee.
b. For a period of two years following my termination of employment, I will not at any time, directly or indirectly solicit, encourage, or induce any individual to leave the employ of the Company, nor will I for any reason interfere in any other manner with the employment relationships existing between McAfee and its employees, nor will I directly or indirectly solicit any customers of McAfee to cease or reduce their business with McAfee
c. For a period of two years following my termination of employment, I will not hire or help any Competing Business hire, an employee who either was employed with the Company while I worked there and who remains with the Company., or who resigns from the Company during the six month period following my termination..
d. In the event I violate the restrictions in Paragraphs 3 b or c, above, and such is the cause in whole or in part of one or more employees leaving the Company, then I will pay the Company a sum equal to one third of the total annual compensation of each such person in the preceding year; provided this remedy shall only apply for the loss of an individual employee(s) prior to the issuance of injunctive relief, it being understood that the loss of an employee is irreparable in nature and the liquidated damage payment is an incomplete remedy, and that injunctive relief to prevent further violations is a better remedy.
e. I hereby agree that I will continue to abide by all confidentiality agreements I have entered with the Company as well as the Employee Inventions and Proprietary Rights Assignment Agreement. In addition I agree that during my continued employment and for so long thereafter as it remains confidential information not readily available to the public, I will keep confidential information and trade secrets of the Company confidential. I agree that I will not use any such information to pursue any business interests outside the Company. If I am required to reveal confidential information I will cooperate in the Company’s efforts to seek protective orders or other lawful protection against damage to its interest in confidential information and trade secrets. I further agree that all inventions, whether patentable or not, and all items of Intellectual Property made designed, created or conceived by me (whether made , designed, created or conceived solely by me or jointly with others) during my employment with the Company, are hereby assigned to the Company, if not previously assigned.
f Due to my high level of involvement in the business planning and intellectual property research and development efforts of the Company, I understand and agree that for a one year period following the termination of my employment, I will immediately notify the Company through written notice to its Chief Executive Officer and its General Counsel of any Intellectual Property (other than articles or books which I may write) made designed, created, or conceived by me either alone or in conjunction with others, that involves or relates to the Company’s line of business. I agree that any such Intellectual Property shall be presumed to be made, designed, created or conceived through the use of the Company’s confidential information and trade secrets or derived from the Company’s Intellectual Property, and therefore subject to my assignment agreements with the Company. I hereby acknowledge and agree that I will not write any articles or books related to my knowledge of McAfee and/or its Intellectual Property without specific written permission. and hereby grant McAfee the right to review such for the purpose of insuring any confidential and/or proprietary information of McAfee is not included therein.
4.	Provided that I sign this Agreement and return it to the Company to the attention of the undersigned within the time frame provided, and providing I do not thereafter revoke the releases or violate this Agreement or my continuing obligations to the Company, McAfee and I agree to the following:
a. I will be permitted to continue in an employee status with all current pay and benefits through June 30, 2009, including but not limited to normal stock vesting.
b. Thereafter, I will serve in a non-employee advisory role for McAfee (from July 1, 2009 through September 30, 2010), advising on such matters as may specifically be assigned to me by the Chief Executive Officer of the Company. During this period I accept that I will have the same degree of duty of loyalty to the Company as I had during my tenure as an employee. I will be obligated to not engage in any activity that would create a conflict of interest or use my time and resources to pursue any activity that would compete with or otherwise create a conflict of interest with the Company.
c. Within 30 days of September 30, 2009, I will receive a lump sum payment of $117,500 (less withholdings) as consideration for this Retirement and Release

Agreement, including but not limited to, the non-compete obligation in Section 3.a. above.
Upon signing this Agreement, I understand that I am not entitled to any compensation or benefits from the Company other than as described in this Agreement. . In the event that this Agreement is canceled or revoked, the Company shall have no obligation to furnish the payments and benefits described herein.
5.	By accepting the benefit and payment described herein, I agree:
a. That I will keep the terms of and sums paid under this Agreement confidential and will not disclose such sums or the terms and contents of this Agreement or any discussions between myself and the Company related to the Agreement or the circumstances regarding the separation of my employment with McAfee, except as required by law, or for tax, accounting or financial purposes. However, I understand that I may discuss this Agreement with my attorney and immediate family members. If a disclosure by me is required for an appropriate business, tax or accounting purpose or is made by me to an immediate family member, I will communicate the confidentiality provisions of this Agreement to any person to whom such disclosure is made, and any further disclosure by such person to any individual or entity shall be deemed a disclosure by me in violation of this release.
b. That I understand and agree that I will make no disparaging comments or remarks whatsoever pertaining to McAfee, its officers, directors, employees, business practices, products or business, and that McAfee management likewise will make no disparaging comments or remarks related to me and McAfee likewise will provide no information to outside parties who may inquire about me or my performance of my duties, other than to confirm the period encompassed by my at will employment with the Company
c. That I will make no reply whatsoever to any third party who contacts me in relation to McAfee other than to refer them to McAfee public relations department. This restriction includes but is not limited to journalists, newspaper reporters, analysts, market makers, or any person or persons similarly situated thereto.
d. I further understand and acknowledge that as an employee of McAfee in a highly sensitive and important position with the Company, I am, and have been privy to and a recipient of confidential and proprietary information as well as trade secrets of McAfee. I acknowledge and specifically agree that I shall not use or disclose such information in any way to any third party. Nothing in this Agreement supersedes or renders the terms and conditions of the McAfee Employee Handbook void or unenforceable, nor does it diminish the enforceability of any other agreements I have with the Company. Any otherwise confidential information found to legitimately and legally be in the public domain through no direct or indirect action of my own, shall not be subject to the restrictions of this paragraph 5. d.
e. I agree to consult with McAfee, upon McAfee’s reasonable request, when, and as is necessary, concerning any matters about which I may have knowledge arising from my employment. I also agree to make myself available to give testimony, if requested or required, if any dispute arises with respect to such issue. Nothing in this paragraph is intended to require or suggest that, if called to testify, I would testify other than truthfully. In the event such a request is made of me after September 2010, McAfee agrees to pay the reasonable expenses incurred by me in connection with my obligations under this paragraph. Should any such request of the Company result in my being required to expend other than minor amounts of time and effort in such consultation, I will be entitled to submit reasonable costs for such time in advance of the time being expended, for consideration by the Company.
f. That if I fail to comply with any of the provisions of this Agreement, the Company shall be entitled, upon application to any court of competent jurisdiction, to specific performance or injunction or other relief in order to enforce or prevent violation of such provision or provisions. Nothing herein contained shall be construed as prohibiting the company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from me. In the event any action be instituted by McAfee to enforce any of the terms and provisions contained herein, and McAfee is the prevailing party in such action, McAfee shall be entitled to such reasonable attorneys’ fees, costs and expenses as may be fixed by the court. Should McAfee fail to honor any of its obligations or agreements as contained herein, thus requiring an action to be filed by me, and I am the prevailing party in such an action, I will be entitled to seek to recover such reasonable attorneys’ fees, costs and expenses as my be fixed by the court.
6.	I acknowledge that I have carefully read and fully understand this Agreement and I have not relied on any statement, written or oral, which is not set forth in this document. I have consulted with an attorney of my own choosing before signing this Agreement, and understand that I am giving up any legal claims I have or may have against the Company by signing this Agreement and Release. I also understand that I have 21 days in which to consider signing this Agreement, that I may revoke this Agreement within 7 days of signing it by providing written notice to the Company and that the Agreement will not become effective until the eighth day after I sign it without revocation (the “Effective Date”). I have had an adequate opportunity to make whatever investigation or inquiry I deem necessary or desirable in connection with the matters addressed in this Agreement. I understand the Company is not obligated to pay me the payment described in paragraph 4 unless I execute and do not revoke my signature on this Agreement. I further acknowledge that I am signing this Agreement knowingly, willingly and voluntarily in exchange for the payment set forth in Section 4 above.

7.	I acknowledge that I have continuing obligations under any confidentiality and assignment of inventions agreement I may have signed in favor of the Company or under applicable law, which obligations will not be affected or impaired in any way by this Agreement.

8.	I acknowledge that as a condition precedent to receiving the monthly payments described in Section 4, following my termination of employment, I will return to the Company, all Company property in my possession, including but not limited to, software, equipment, documents, sales materials, or other company records, including any privileged or confidential materials, computers or computer related equipment, internal communications and data, parking cards, pass cards, access cards, keys, calling cards, mobile phones, beepers, pagers, credit cards, computers, fax machines, copy machines, personal digital assistants or any other equipment.

9.	I agree that this Agreement embodies the entire understanding between the Company and me, other than my prior agreements related to maintenance of confidentiality and assignment of inventions agreement, which remain in full force and effect, and agree that this Agreement may not be modified or amended unless such modification or amendment is in writing and is signed by me and by an authorized officer of McAfee, Inc.

10.	I agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time, for any purpose, an admission by the Company of any liability or unlawful conduct of any kind.

11.	I agree that this Agreement shall not be assigned, pledged or transferred in any way without the prior written consent of the Company.

12.	Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full and effect.

13,	The parties agree that any and all legal claims arising from or relating to this Agreement shall be resolved through an arbitration conducted in Portland, Oregon in accordance with the Rules of the American Arbitration Association. Notwithstanding the foregoing the Company shall have the right to pursue temporary or preliminary injunctive relief in a court of law located in Portland Oregon to secure specific performance, prevent violations, and avoid irreparable harm related to the Protective Covenants until such time as an arbitration on the merits for any final relief can be conducted. I consent to the exercise of personal jurisdiction over me by courts and /or arbitrators located in Portland, Oregon, and waive any and all objections to same.

14.	Oregon law shall control the interpretation, application and enforcement of this Agreement without regard to any conflicts of law, rules or principles of Oregon or any other state law that may be to the contrary.

15.	The Parties expressly waive trial by jury.

ACCEPTED AND AGREED:

Employee Signature

/s/ Christopher Scott Bolin	May 22, 2009
Christopher Scott Bolin	Date

McAfee Signature

/s/ Joseph Gabbert	May 27, 2009
Joseph Gabbert	Date